Exhibit 10(k)

Board Compensation

The passage of The Sarbanes-Oxley Act of 2002 and the corporate governance rules of the New York Stock Exchange have substantially increased the amount of time required of Hudson United Bancorp directors. The responsibilities of Audit, Executive, Compensation and Nominating/Corporate Governance committees of the Board have increased significantly. Consequently, directors have been required to devote significantly more time on Board matters, including expanded oversight of financial reporting and regulatory compliance matters, frequent consultations, and multi-day educational and planning meetings.

Accordingly, in the third quarter of 2003, the Compensation Committee recommended and the Board adopted a revised Board Compensation structure which provides for an annual retainer of $45,000 for directors of the holding company and $30,000 for directors of the bank. In addition, the chairperson of the Audit Committee is paid an annual retainer of $55,000 and the chairperson of other committees is paid an annual retainer of $35,000. Members of the Audit Committee are paid additional annual retainers of $40,000 and members of other committees are paid additional annual retainers of $20,000. Board members are also paid $3,000 for each meeting, $1,500 for each committee meeting and $500 for participation in each Board meetings by conference call. Retainers and fees are only paid to outside directors. Directors receive no reimbursement for out of pocket expenses.